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CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SAFECO Corporation and SAFECO Credit Company, Inc., for the registration of $200,000,000 of their debt securities and to the incorporation by reference therein of our report dated February 11, 1994, with respect to the consolidated financial statements and schedules of SAFECO Corporation and its subsidiaries included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



Seattle Washington
March 25, 1994